Exhibit 99.1

Hansen Medical Reports First Quarter 2013 Results

Company Provides Updated Outlook for Full-Year 2013; Anticipating

Commercialization of 14 to 17 Robotic Systems and Total Estimated

Procedures of 3,100 to 3,400

Nine Clinical Magellan Systems Installed and Performing Clinical

Procedures

Company Reports Record Procedures and Seventh Consecutive Quarter of

Procedure Growth

MOUNTAIN VIEW, CA. – May 8, 2013 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the first quarter ended March 31, 2013.

Recent Business Highlights

•	Shipped four systems (3 Magellan™ Systems and 1 Sensei® System) in the first quarter

•

Of the four systems shipped, the Sensei System was sold, and the three Magellan Systems were shipped as part of the Company’s commercial evaluation program; the commercial evaluation program allows certain strategic accounts to install and utilize Hansen Medical robotic systems for a trial period while the purchase opportunity is being evaluated by the hospital

•	Continuing to develop strong pipeline of potential system sales

•	Anticipating the commercialization of 14 to 17 Magellan and Sensei Systems in 2013

•	Agreed to convert one evaluation system to a monthly payment program effective April 1 through a potential purchase date in Q4

•	In advanced discussions with multiple institutions in both the U.S. and Europe to become regional training and reference centers

•

Nine Magellan systems are installed and in clinical use at March 31. Approximately 150 vascular cases have now been performed to date using the Magellan System, demonstrating broad clinical applications in the peripheral vasculature

•

Physicians performed an estimated record 781 Hansen robotic procedures in the first quarter, up 23% year over year and 3% sequentially. This is the seventh consecutive quarter of procedure growth; providing outlook of total estimated procedures of between 3,100 and 3,400 in 2013, which would represent growth of approximately 15% to 25% compared to 2012.

•	Exhibited the Magellan System at the 2013 Charing Cross Symposium in London, which included five separate presentations from industry leading physicians discussing the benefits of the System

•

Two live endovascular aortic aneurysm repair (EVAR) cases successfully performed by Dr. Barry Katzen at the 25th Annual International Symposium on Endovascular Therapy ISET25 in Miami, FL, in January; additional live cases are anticipated at the European Association for Percutaneous Cardiovascular Interventions (EuroPCR) congress to be held in Paris, France, on May 21 – 24

•	Filed 30 new patent applications relating to flexible medical robotics during the first quarter

•

Hansen Medical owns or has exclusive rights to approximately 250 issued patents and pending patent applications relating to medical robotics, in addition to hundreds of other patents and patent applications which the Company has shared rights to use under various third-party license agreements

•

Strengthened Leadership Team: In newly created positions, hired Will Sutton as Chief Operating Officer, and Bob Cathcart as Senior Vice President, Global Sales, to build further operational and commercial expertise

•	Continued building the Company’s sales organization through hiring of sales representatives with significant capital equipment experience

•	Filling important positions in clinical support and management, marketing and sales operations

•	First Quarter 2013 Financial Summary

•	Generated revenue of $2.9 million in the first quarter, down 37% year-over-year

•	Recognized revenue on 1 Sensei system during the first quarter

•

Sold 592 catheters in the first quarter, up 3% year-over-year and down 30% sequentially. Consistent with the prior year, hospitals reduced the level of catheter inventory held in the first quarter compared to year-end, resulting in a sequential decrease in catheter sales.

•	Held cash, cash equivalents and short-term investments of $31.3 million at March 31, 2013, representing a quarterly cash burn of $9.9 million

•	The Company has not sold any shares of its common stock under its recently executed ‘at-the-market’ agreement

“In a little over two quarters, the Company has gone from having just one installed clinical Magellan Robotic System to nine total clinical installations that are involved in treating patients and generating data, as of March 31,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “I am encouraged by the breadth of clinical applications in the peripheral vasculature and the positive experiences that are being generated at these hospitals. These varied applications are demonstrating the real-world medical utility of Hansen Medical’s systems, and helping to drive further interest and adoption of our technology. Today, we are reporting another quarter of record procedures, marking the seventh consecutive quarter of procedure growth. This is further evidence of the value we believe physicians and hospitals can, and are, experiencing with our intravascular robotic systems. We are particularly encouraged by recent in vitro data and clinical experiences regarding the potential benefits of endovascular robotics in the treatment of carotid artery disease.”

Mr. Barclay continued, “As noted above, we have a strong and growing pipeline of potential commercial transactions and are in advanced discussions with several accounts regarding the potential purchase of systems. Additionally, we are in advanced discussions with multiple institutions in both the U.S. and Europe to become regional training and reference centers for the Magellan System. Given the number of positive indicators we are seeing, including the status of our discussions with various accounts, we can now update our 2013 outlook to anticipate the commercialization of 14 to 17 robotic systems in 2013. While there is no guarantee that these hospitals will ultimately purchase a system this year, we are excited about the direction of these ongoing discussions and remain optimistic about the potential of these sales opportunities.”

2013 First Quarter Financial Results

Total revenue for the first quarter ended March 31, 2013 was $2.9 million compared to revenue of $4.7 million in the same period in 2012. During the first quarter, the Company recognized revenue on one Sensei system, as well as the shipment of 592 catheters. Catheter sales were up 3% compared to the first quarter of 2012 and down 30% sequentially. Further, an estimated record 781 Hansen robotic procedures were performed in the quarter, an increase of 23% compared to the same quarter of the prior year, and up 3% sequentially.

Cost of revenues for the first quarter was $2.5 million. As a result, gross profit for the quarter was $469,000 or 16% of revenue, compared to gross profit of $732,000 or 16% of revenue, for the same period in 2012.

Research and development expenses for the first quarter were $4.1 million, compared to $4.3 million for the same period in 2012. Prior year research and development expenses were higher primarily due to additional costs associated with the Company’s Magellan System and other product development initiatives, partially offset by an increase in non-cash stock compensation.

Selling, general and administrative expenses for the first quarter were $7.4 million, flat with $7.4 million for the same period of 2012. Decreases in commissions due to lower sales volume and other employee-related costs were offset by increases in professional fees, primarily legal fees due to increased patent applications activities, and an increase in non-cash stock compensation.

The Company has reached an agreement in principle to settle all claims related to the class action suit regarding the restatement of Hansen Medical’s financial statements that was first reported in October 2009. The settlement is subject to execution of final documents and to final court approval, which the Company expects to receive within approximately six months. As a result, the Company recorded a loss on settlement of litigation of $4.5 million in the first quarter. The loss represents the Company’s portion of the total $8.5 million settlement amount, whereby the Company’s insurance provider and another third party will fund $4.0 million of the settlement in cash, and the Company will fund the remaining portion by issuing $4.25 million worth of shares of common stock, the number of shares to be determined based on the average closing price of the Company’s stock for the 10 trading days preceding final court approval of the settlement of the Class Action, and paying $250,000 in cash.

Net loss for the first quarter was $17.2 million, or $0.26 per share, based on average shares outstanding of 67.3 million. This compares with a net loss for the first quarter of 2012 of $11.8 million, or $0.20 per share, based on average shares outstanding of 60.5 million. Net loss for the first quarter of 2013 included total non-cash stock compensation expenses of $1.1 million compared to $279,000 in the first quarter of 2012. The first quarter of 2012 included a one-time adjustment of $740,000 related to previously recorded expenses for the Company’s employee stock purchase program affecting all expense categories.

Cash, cash equivalents and short-term investments as of March 31, 2013 were $31.3 million, compared to $41.2 million as of December 31, 2012. Cash burn in the quarter was $9.9 million compared to a cash gain of $19.5 million in the fourth quarter of 2012.

Updated Full-Year 2013 Outlook

Hansen Medical anticipates the commercialization of 14 to 17 total robotic catheter systems in 2013, as well as total estimated procedures of between 3,100 and 3,400 during the year. The Company continues to expect improvement in gross margins over 2012 levels based on current volume assumptions of product sales and increased efficiency from cost savings initiatives. Hansen Medical also continues to anticipate that operating expenses will increase moderately, as the Company expects to add resources to support the commercial launch of the Magellan System and the continuing adoption of the Sensei System. Hansen Medical will continue to invest in new products in 2013, and the Company anticipates the commercial launch of its 6F vascular catheter for use in smaller vessel, peripheral applications by the end of 2013. For purposes of the Company’s 2013 outlook, the term “commercialize” refers to revenue-generating transactions, including the conversion of evaluation units.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its first quarter 2013 results today, May 8, 2013 at 5:00 p.m. ET (2:00 p.m. PT). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 877-941-1428 (480-629-9665 for international callers). An audio replay of the webcast will be available approximately one hour after the completion of the conference call through May 15, 2013, by calling 877-870-5176 (858-384-5517 for international callers) and entering the access code 4617017.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S. the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” “outlook,” and similar words. These statements are based on the current estimates and assumptions of management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential benefits of the Magellan Robotic System for hospitals, patients and physicians, the anticipated range of the commercialization of the Company’s robotic systems and the range of estimated procedure for 2013, expectations of gross margins and operating expenses for 2013, and the anticipated timing of commercially launching a 6F vascular catheter. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; the commercial viability of the Company’s products in the vascular markets; potential safety and regulatory issues that could slow or suspend sales; the effect of economic conditions on capital spending by potential customers; the uncertain timelines for the sales cycle for newly introduced products and the resulting difficulties in forecasting the timing of sales; failures to close system sales with interested prospects; the rate of adoption of systems and the rate of use of systems by hospitals and physicians; the scope and validity of intellectual property rights applicable to our products; competition from other companies; the ability to recruit and retain key personnel; the ability to maintain adequate internal controls over financial reporting; the ability to manage expenses and cash flow, and obtain additional financing; possible failure of the parties to execute final settlement documents relating to the class action lawsuit, or to obtain court approval of the settlement, or delays in final court approval of the proposed settlement ; and other risks more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. The Company undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800

John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

HANSEN MEDICAL

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Revenues:	$2,951	$4,654
Cost of revenues	2,482	3,922

Gross profit	469	732

Operating expenses:
Research and development	4,112	4,298
Selling, general and administrative	7,418	7,359
Loss on settlement of litigation	4,500	—

Total operating expenses	16,030	11,657
Loss from operations	(15,561)	(10,925)
Other expense, net	(1,588)	(886)

Loss before income taxes	(17,149)	(11,811)
Income tax expense	(38)	—

Net loss	$(17,187)	$(11,811)

Basic and diluted net loss per share	$(0.26)	$(0.20)

Shares used to compute basic and diluted net loss per share	67,296	60,497

HANSEN MEDICAL

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2013	December 31, 2012
Assets
Cash, cash equivalents and short-term investments	$31,320	$41,173
Accounts receivable	3,377	5,235
Inventories, net	10,740	9,134
Deferred cost of revenues	238	167
Prepaids and other current assets	1,704	1,765
Property and equipment, net	5,299	6,040
Other assets	542	578

Total assets	$53,220	$64,092

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$3,022	$3,056
Deferred revenues	2,446	2,770
Debt	29,491	29,417
Other liabilities	8,818	4,110

Total liabilities	43,777	39,353

Stockholders’ equity	9,443	24,739

Total liabilities and stockholders’ equity	$53,220	$64,092